UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2026

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway,

New York, New York , 10019

(Address of principal executive offices, including zip code)

(212) 275-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	WMG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2026, WMG Acquisition Corp. (“Acquisition Corp.”), a subsidiary of Warner Music Group Corp., entered into an amended and restated credit agreement (the “Credit Agreement”) among Acquisition Corp., as borrower, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions and lenders from time to time party thereto. The Credit Agreement amends and restates in its entirety the Credit Agreement, dated as of November 1, 2012, among Acquisition Corp., JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto, and incorporates, as amended and restated, the revolving credit facility provided under the Credit Agreement, dated as of January 31, 2018, among Acquisition Corp., JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

The Credit Agreement provides for a $350 million revolving credit facility (the “Revolving Credit Facility”) and a $1.295 billion term loan A facility (the “Term Loan Facility”). Subject to certain conditions, Acquisition Corp. may obtain increases in the commitments under the Revolving Credit Facility and incur incremental term loans.

Borrowings under the Credit Agreement bear interest, at Acquisition Corp.’s election, at a rate equal to (i) a forward-looking term rate based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York for the applicable interest period (“SOFR”), subject to a zero floor, plus the applicable margin or (ii) an alternate base rate (“ABR”), which is the highest of (x) the corporate base rate established by the administrative agent as its prime rate in effect at its principal office in New York City from time to time, (y) 0.50% in excess of the overnight federal funds rate and (z) one-month Term SOFR (as defined in the Credit Agreement), plus 1.00% per annum, in each case, subject to a 1.00% floor plus the applicable margin.

The applicable margin for the Term Loan Facility ranges from 1.250% to 1.625% per annum for SOFR loans and from 0.250% to 0.625% per annum for ABR loans, in each case based upon Acquisition Corp.’s issuer credit ratings. The initial applicable margins for the Term Loan Facility are expected to be 1.375% for SOFR loans and 0.375% for ABR loans. The applicable margin for borrowings under the Revolving Credit Facility ranges from 1.125% to 1.750% per annum for SOFR loans and 0.125% to 0.750% per annum for ABR loans, in each case based upon Acquisition Corp.’s issuer credit ratings. The initial applicable margins for borrowings under the Revolving Credit Facility are expected to be 1.250% for SOFR loans and 0.250% for ABR loans.

The Term Loan Facility matures on March 11, 2031. The Revolving Credit Facility matures on March 11, 2031.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning Acquisition Corp.’s direct financial obligations under the Credit Agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of March 11, 2026, among WMG Acquisition Corp., as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warner Music Group Corp.

Date: March 11, 2026	By:	/s/ Armin Zerza
Armin Zerza Executive Vice President and Chief Financial Officer